Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is hereby made and entered into as of the 21st of August, 2009 by and between Gabriel Technologies Corporation (“Company”), a Delaware Corporation, on the one hand, and George lingo (“Employee”), an individual, on the other hand.  The Company and the Employee acknowledge that the Employee has operated as the Company’s President and CEO effective as of June 2, 2009.  Accordingly, for purposes of this Agreement June 2, 2009 shall be the “Effective Date” of this Agreement.  The Company and Employee shall at times be referred to jointly as the “Parties.”

RECITALS

WHEREAS, Company desires to employ Employee as its CEO and President, as well as President of Trace, LLC, a wholly owned subsidiary, and Gabriel Technologies, LLC, (“GTLLC”) a wholly owned subsidiary; and, Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration received, the Parties agree as follows:

I.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth herein:

A.
The term “Confidential Information” shall mean, with respect to the Company, any information relating to its current litigation with Qualcomm Technology as well as any other pending litigation matters and with respect to any wholly owned Company subsidiaries, any information or data regarding past, current and prospective operations, sales, purchases, marketing, distribution, customers, customer lists and requirements, suppliers, supplier lists, sales methods and strategies, technical information, finances, banking, loans, real estate, investments, acquisitions, negotiations, plans, documents, records, computer data, contracts, oral agreements and any other aspect of the Company’s business or personal life or personal life-style which has not been advertised or communicated to the general public.

B.
The term “Conflict of Interest” shall mean any activity, association, relationship or contact by the Employee with one or more of the Company’s competitors, suppliers, dealers or customers (collectively “Company Suppliers”) which might adversely affect the performance of the Employee’s duties to the Company.  Notwithstanding the foregoing, the Company acknowledges that the Employee is currently the CEO of an online travel business, and will likely become involved as an employee and/or consultant in other business during the term if this Agreement, and that in such capacity the Employee may have relationships with such Company Suppliers and that such relationships are deemed to not be a Conflict of Interest and that Employee may develop additional relationships with Company Suppliers which will not be deemed to be a Conflict of Interest provided such relationships involve businesses which are not competitive with the Company; provided, however, that Employee shall disclose such employment and/or consultation relationships and compensation derived therefrom to the Board of Directors of the Company within a reasonable timeframe.

C.
The term “Trade Secret” shall mean with respect to the Company, any litigation strategy relating to its current litigation with Qualcomm Technology as well as any other litigation strategies with respect to pending litigation matters and with respect to any wholly owned Company subsidiaries shall mean any information concerning any designs, formulae, procedures, operations, investments, techniques, data, software, storage media or other compilations of information, records, financing, costs, employees, purchasing, accounting, marketing, merchandising, printing, sales, salaries, pricing, profits, plans for future development, and the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product or business, and all other information which is related to arty product or business of the industry in which the Company transacts business or acquired from public sources, including any formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

II.	TERMS OF EMPLOYMENT

A.
Position.  Company shall hire Employee in the position of President, Chief Executive Officer, and Chairman of the Company.  Employee shall be hired as an “at will” employee whose employment may be terminated by either of the Parties at their individual choice at any time, without advance notice, and subject to the terms and conditions contained in this Agreement.  In his capacity as President and Chief Executive Officer of the Company, Employee shall also serve as President of Trace, LLC, and as President of GTLLC.

B.	Relationship of the parties. Employee shall not be deemed a joint venturer or partner of Company.

C.
Maximum Term.  The Company currently desires to employ Employee for two (2) years from the Effective Date (“Initial Term”) of this Agreement.  Should Employee remain employed with the Company at the conclusion of the Initial Term, the Company shall have the unilateral option of renewing Employee’s employment for one (1) additional one year at the terms contained herein (“Option Term”).  Should Company fail to advise the Employee that it is exercising its right to the Option Term within sixty (60) days prior to the conclusion of the Initial Term, Employee’s employment with Company shall automatically be renewed on the same terms and conditions as stated in this Agreement.  The Employee shall again be entitled to receive the financial benefits set forth in Section II(E) and all other benefits stated in this Agreement.  Nothing contained in this section shall affect the Employee’s “at-will’ status or prevent the Company from terminating the Employee prior to the expiration of either the Initial Term or the Option Term, subject to the payment conditions contained in this Agreement.

D.	Salary. In consideration of the employment services to be rendered hereunder, the Company shall initially pay Employee a monthly salary as follows:

1)	Twelve thousand five hundred dollars ($12,500) per month for the first six (6) months of employment; and

2)
Ten thousand dollars ($10,000) per month thereafter (“Salary”), payable at the time and pursuant to the procedures regularly established and as may be amended by the Company during the course of this Agreement, which unless changed by the Company shall be bi-weekly.  Such compensation is subject to the usual and required employee payroll deductions, withholding and reductions.  Following the Effective Date of the Agreement, Employee’s Salary shall be reviewed by the Company on the first anniversary of the Effective Date (“Interval”).  Nothing contained herein shall obligate the Company to revise Employee’s salary.  Should the Company fail to review and/or revise Employee’s Salary within thirty (30) days following the conclusion of any Interval, Employee’s Salary from that concluded Interval shall carry over and apply to the immediately succeeding Interval.

E.	Benefits.

1.           Accrued Payment Upon IP Events

a.
The term “Proceeds” shall mean the actual receipt by the Company or any of its subsidiaries of any consideration (whether in cash or the fair market value of non-cash consideration) from an IP Event, regardless of whether Employee is employed by Company at the time of actual receipt.  For purposes of this Agreement, Proceeds shall be the receipt by the Company or any of its subsidiaries of any gross recovery, but, only after deduction of all out-of-pocket costs (service fees, expert fees, deposition costs, etc.) (in cash or the fair market value of non-cash consideration).

b.
The term “IP Event” shall mean (i) any licensing, sale, transfer, settlement or other transaction with one or more third parties relating to intellectual property of the Company or its subsidiaries, or (ii) a merger, consolidation, share exchange or sale of all or substantially all of the stock or assets of the Company or any of its subsidiaries (but not a transaction to take the Company private) only while Employee is employed with the Company.

c.	Employee shall accrue upon the consummation of any IP Event an amount equal to 1% of the Proceeds. Employee’s right to receive the Proceeds shall vest as follows:

(i)	At the end of each thirty (30)-day period after the Effective Date that Employee remains employed by Company, Employee shall vest in 1/24 of 1% of Proceeds;

(ii)	Employee will vest in this manner until the maximum right to receive 1% of the Proceeds (“Maximum Interest”);

(iii)
Should the Company terminate Employee’s employment “For Cause” (as such term is defined herein below) before the Employee has vested in the Maximum Interest, Employee shall be entitled to Employee’s vested interest as of the date of Employee’s termination;

(iv)
Should the Employee voluntarily terminate his own employment before the Employee has vested in the Maximum Interest, Employee shall be entitled to Employee’s vested interest as of the date of Employee’s termination.  Notwithstanding the foregoing, if Employee terminates employment with the Company due to (i) a reduction in the Employee’s salary greater than 25% or (ii) a relocation of the principal place of business of the Company where the Employee is actually required to work at such different location, is more than 25 miles from the Employee’s now or then current residence, such termination shall not constitute a voluntary termination; and

(v)
Should the Employee’s employment terminate for any reason other than “For Cause”, the death or disability of Employee, or voluntary termination by the Employee, the Employee shall accelerate vesting and be entitled to the full Maximum Interest.

3.
Employee shall be entitled to receive his accrued and vested amounts from Sections E.1 and E.2 of this Agreement by March 15 of the calendar year following the calendar year of the earlier of the occurrence of Employee’s termination from employment.  If Proceeds or IP Transaction Proceeds are not received by this deadline, the Company shall make the Employee’s vested and accrued interest in Proceeds and IP Transaction Proceeds within one month of actual receipt of such funds.

4.
The Company shall provide Employee with health insurance benefits through the Company’s health insurance plan during Employee’s employment with the Company, unless such insurance is provided through any other employment of the Employee.  If no such plan is in effect at any given time during that employment, Company shall reimburse Employee for the reasonable cost of any private health insurance plan located by and participated in by Employee during such time.

5.	The Company shall reimburse the Employee for all phone and communications related expenses, upon presentation of adequate documentation thereof.

6.
The Company shall reimburse Employee for all ordinary, necessary, and reasonable expenses incurred by Employee and directly related to Employee’s performance of Employee’s job responsibilities, upon presentation of adequate documentation thereof.  However, any single expense in excess of two thousand five hundred dollars ($2,500) must be approved in advance by the Company’s Board of Directors in order to qualify for such reimbursement.

7.	Employee shall be entitled to two (2) weeks vacation per year; provided, however, that in no event shall accrued vacation exceed more than two (2) weeks.

8.
The Company agrees to indemnify, keep indemnified and hold harmless Employee (which shall include any legal representatives of such person) to the fullest extent authorized by the Delaware Law, including, without limitation, Section 145(f) thereof, and other applicable law as in effect from time to time, from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of counsel, accountants and other experts), judgments, fines, liability, losses and amounts paid in settlement, actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a “proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that Employee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another Company, partnership, joint venture, trust or other enterprise, and whether or not the cause of such proceeding occurred before or after the date of this Agreement.

9.	In the event the Company terminates Employee Without Cause – Company shall pay Employee three (3) months of employees then current Monthly Salary upon termination.

F.
Conflict of Interest.  During his employment with Company, Employee agrees that he: (i) will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which will be a Conflict of Interest and (ii) will protect and maintain the Company’s Trade Secrets and Confidential Information.  Employee shall specifically be entitled to maintain employment, accrue consulting fees, or otherwise be hired by individuals or entities other than the Company provided such work, consulting or employment is not in direct competition with the Company.  In addition, Employee may own or operate, in any capacity, any other business, provided such work is not in direct competition with the Company.  No such activities set forth hereinabove shall interfere to an unreasonable extent with Employee’s performance of his duties hereunder.

III.	WORK FOR HIRE

Employee agrees that the Company will own and control all worldwide rights in and to the results, products and proceeds of Employee’s services called for hereunder, including but not limited to any and all business plans, copyrights, trademarks, service marks, all intellectual property, ideas, concepts, designs, creations, formats, drawings, images, digital information, visual creations, audiovisual creations, or any other materials of any kind, whether finished or not, created, developed and/or produced by Employee during Employee’s employment with the Company and in connection with the services performed for Company (herein, the “Work”) — provided such work is undertaken exclusively for the Company and is in the scope of the Company’s activities given its current operating status.  The Employee agrees such Work will be constituted as “Works-Made-for-Hire” for Company within the meaning of U.S. Copyright Law and other applicable laws.

Accordingly, Employee agrees that the Company shall be considered the author and the sole and exclusive owner of the Work and all right, title and interest therein – provided such work is undertaken exclusively for the Company and is in the scope of the Company’s activities given its current operating status.  If under any applicable law the fact that the Work is a Work-Made-for-Hire is not effective to place authorship and ownership of the Work and all rights therein in Company, then to the fullest extent allowable and for the full term of protection otherwise accorded to Employee under applicable law, Employee hereby irrevocably assigns and transfers to Company all worldwide right, title and interest therein (including the entire copyright and all rental and neighboring rights) and the exclusive right, throughout the universe and in perpetuity, in all media now known or hereafter devised, to use and exploit the Work and to assign or license to others the right to use and exploit the Work – provided such work is undertaken exclusively for the Company and is in the scope of the Company’s activities given its current operating status.  Employee agrees to reserve no rights in the Work – provided such work is undertaken exclusively for the Company and is in the scope of the Company’s activities given its current operating status.  Employee agrees he will sign and provide any further documents requested by Company to reflect Company’s ownership in the Work and, in the event of Employee’s failure to deliver the same, Employee hereby irrevocable appoints the Company as their attorney-in-fact to sign such worldwide documents on Employee’s behalf in perpetuity – provided such work is undertaken exclusively for the Company and is in the scope of the Company’s activities given its current operating status.  The appointment of the Power of Attorney shall be a power coupled with an interest.

IV.	TERMINATION OF EMPLOYMENT

A.
“At Will.”  As set forth herein, Employee is an “at-will” Employee whose employment with the Company may be unilaterally terminated by either Party to this Agreement without notice, without cause, and for any reason.

B.
By Death.  Employee’s employment shall terminate automatically upon Employee’s death.  The Company will pay to Employee’s beneficiaries or estate, as appropriate, the compensation to which Employee are entitled pursuant to this Agreement through the date of death.

C.
Disability.  If Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months or more, then, to the extent permitted by law, Employee’s employment shall terminate and the compensation to which Employee is entitled pursuant to this Agreement shall be paid up through the 90th day of incapacity under the Company’s usual payroll practices, and thereafter the Company’s obligations hereunder shall terminate.  Nothing in this Paragraph shall affect Employee’s rights under any disability plan in which Employee is a participant.

D.
“For Cause.”  Notwithstanding Employee’s “at-will” status, Employee may also be terminated by the Company “For Cause.” For purposes of this Agreement “Cause” means (i) the commission of an act of fraud, embezzlement or material dishonesty by the Employee that is materially injurious to the Company and intended to benefit the Employee, as determined by an expedited arbitration proceeding in accordance with ADR regulations; (ii) the conviction of, or plea of nolo contendere to a felony by Employee.

V.	REPRESENTATIONS AND WARRANTIES; ASSIGNMENT

A.
Employee represents and warrants that he has the right, power, legal capacity and authority to enter into and perform each of the obligations required under this Agreement, and that no further approval or consent of any person, board of directors or entities is necessary for him to enter into and perform each of the obligations under this Agreement.

B.	Employee represents and warrants that by executing this Agreement Employee will not cause the violation or breach of any other agreement to which the Employee may be a party.

C.	Employee represents and warrants that at the time of execution of this Agreement, he has no existing Conflicts of Interest.

D.	All representations, warranties, covenants and agreements contained in this Agreement, or in any instrument, or writing provided for in it, shall survive the execution of this Agreement.

E.
This Agreement is personal to the parties and may not be assigned by Employee, in whole or in part, without the prior written consent of Company, which consent Company may withhold at its sole and absolute discretion.

VI.	NOTICES

All written Notices required pursuant to this Agreement, shall be deemed to have been given if either hand delivered, or sent by registered or certified mail, return receipt requested, and addressed to the other party at the address listed on the signature block of this Agreement.  Any Notice sent by registered or certified mail will be deemed to have been given three (3) days from the date of mailing or when the other party actually receives such Notice, which ever occurs first.

VII.	TRADE SECRETS AND CONFIDENTIAL INFORMATION

A.
Employee certifies and agrees that at all times, both during and after his employment by the Company, he has not and will not disclose or reveal to any person not employed by the Company any Trade Secret(s) or Confidential Information of or concerning the Company.  Employee further certifies and agrees that he has not and will not use for his own purposes, other than in the performance of his duties to the Company, any Trade Secret(s), Confidential Information or Tangible Items (as defined in this Agreement) of the Company.

B.
All files, records, documents, plans, specifications, manuals, books, magazines, forms, receipts, outlines, reports, memoranda, notes, studies, data, calculations, recordings, catalogues, software storage media or other compilations of information, correspondence and all copies, abstracts and summaries of the foregoing and all physical items related to the business of the Company other than a merely personal item, whether of a public nature or not, and whether prepared by Employee or not (collectively defined as “Tangible Items”), are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Company, and the same shall be promptly returned to the Company by Employee on the expiration or termination of his employment by the Company or at any time prior thereto upon the request of the Company.

C.
Upon termination of his employment with the Company, Employee agrees to promptly deliver to the Company all records, documents, contracts, correspondence, notes, notebooks, papers, files and the contents thereof, financial statements, bank checks, credit cards, reports, tables, data, computer software, computer printouts, customer lists, supplier lists, product lists, purchase orders, receipts, invoices, blank forms, business cards, stationery, manuals, books, specifications, compilations, calculations, formulae, all copies of the foregoing and any other materials which contain any trade secret(s) or confidential information of the Company.

VIII.	SOLICITATION OF CUSTOMERS

During the period commencing on the date hereof and ending three (3) years from the date on which employment under this Agreement is terminated (such period not to include any period of violation hereof by Employee or period which is required for litigation to enforce this Section 10 and during which Employee is in violation hereof), the Employee shall not, directly or indirectly, either for his own benefit or purposes or for the benefit or purposes of any other person, solicit, call on, interfere with, accept any business from, attempt to divert or entice away any person or firm who is a customer of the Company or who was a customer of the Company within the twelve months preceding the date of termination or expiration, as may be the case, if such business in any way involves products or services at that time being offered, developed or considered by the Company on the date of termination.

IX.	SOLICITATION OF EMPLOYEES

During the period commencing on the date hereof and ending three (3) year from the date on which employment under this Agreement is terminated (such period not to include any period of violation hereof by Employee or period which is required for litigation to enforce this Section II and during which Employee is in violation hereof), Employee shall not, directly or indirectly, employ or offer to employ, call on, solicit, interfere with, attempt to divert or entice away any employee or independent contractor of the Company (or any person whose employment or status as an independent contractor has terminated within the twelve months preceding the date of termination) in any capacity if that person possesses or has knowledge of any Trade Secrets or Confidential Information of the Company.

X.	INJUNCTIVE RELIEF

Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that the Company shall be entitled to petition a court for temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions upon proving that it has suffered or that there is a substantial probability that it will suffer irreparable harm and without the necessity of posting any bond or other undertaking in connection therewith.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

XI.	ARBITRATION.

Employee and the Company jointly agree that any and all disputes arising under or relating to the performance of the services contracted for under this Agreement, including but not limited to claims arising from or related to Employee’s employment or the termination of Employee’s employment, shall be submitted to confidential binding arbitration before Judicial ADR Services, Inc.  (“ADR”) in Los Angeles, or any successor thereto then prevailing.  The law of the State of California will apply.  Such arbitration shall be final and binding upon the parties and shall be the sole and exclusive remedy of the parties with respect to any dispute arising out of, relating to or resulting from the interpretation of the terms of this Agreement or breach or termination thereof.  The costs of such arbitration will be apportioned equally between the parties; provided, however, that the arbitrator shall have the right to allocate costs in his or her sole discretion.  Either party, pursuant to the order of the arbitrator, may perform discovery.

If Employee refuses to submit to Arbitration after agreeing to this provision, Employee may be compelled to Arbitrate under the authority of the California Code of Civil Procedure.  Nothing in this provision is intended to waive Employee’s right to discovery or damages available under applicable federal and state laws, but only in the arbitration tribunal.  Employee and Company further understand that arbitration represents an alternative to a jury trial and that this constitutes a waiver of the parties’ right to a jury trial with respect to any matters or controversies which may arise between them concerning this Agreement or Employee’s employment at the Company.

XII.	MISCELLANEOUS.

A.
Headings, sections and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to modify or explain or to be a full or accurate description of the contents thereof.

B.
The parties hereto may amend or modify this Agreement in such manner as may be agreed upon only by a written instrument executed by Employee and a person duly authorized to execute such agreement by the Company’s Board of Directors.

C.	This Agreement may be executed simultaneously in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D.
All of the terms and provisions of this Agreement shall be binding upon each of the parties hereto and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, personal representatives, successors and assigns.

E.	The parties agree that this Agreement has been executed and delivered in the State of California and shall be construed, enforced and governed by the laws thereof.

F.
In the event it shall become necessary for any of the parties hereto to institute legal proceedings to enforce any of the terms and conditions of this Agreement, the prevailing party or parties shall pay to the non-prevailing party or parties, all of their court costs and reasonable attorney’s fees.

G.
This Agreement completely supersedes all prior dealings with the parties with respect to its provisions, whether oral or written.  This Agreement will not be effective until signed by the Employee and a person duly authorized to execute such Agreement by the Company’s Board of Directors.  The Parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply to this Agreement since the Parties have mutually negotiated and drafted this Agreement.

H.	Each of the parties hereto shall execute any and all other documents or instruments necessary or mutually desirable in order to carry out the provisions of this Agreement.

I.	No provision of this Agreement is to be interpreted for or against any party hereto because any such party or any such party’s legal representative drafted such provision.

J.
Nothing contained in this Agreement shall be interpreted or construed to create a partnership or a joint venture relationship between the parties.  The only relationship between the parties is one of a Company with an Employee.

K.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision(s) shall be fully severable, and the remainder of this Agreement shall be deemed valid and enforceable.  In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

XIII.	INDEPENDENT COUNSEL.

Each Party warrants and represents that it has received and has been represented by independent legal counsel in connection with this Agreement and further warrants and represents that it has entered into this Agreement based upon its discussions and consultations with such counsel.  All Parties other than the Company further warrant and represent that they have sought and obtained the advice of independent legal counsel of their own choice concerning the Agreement and have entered into this Agreement solely upon their reliance on such consultation with their respective independent legal counsel, including examining any and all issues dealing with the execution of this Agreement.

XIV.	409A SAVINGS CLAUSE.

The Parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code (the “Code”), and the provisions of this Agreement shall be construed and administered in accordance with such intent.  To the extent such potential payments or benefits could become subject to Code section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.  In the event that any payment to the Employee under this Agreement is not made within the time prescribed in this Agreement and is subject to any excise tax under Section 409(a) of the Code or any similar excise tax (an “Excise Tax”), the Company shall make any additional payments (“Gross Up Payments”) necessary to provide the Employee with the equivalent after tax payment he would have received had the original payment not been subject to an Excise Tax.  Any Gross Up Payments will be made in the same taxable year in which the Excise Tax is due.

XV.	Admission to California State Bar

Employee is a Member of the California State Bar.  Company hereby acknowledges and agrees that Employee’s work for the Company shall be limited exclusively to business judgments and business decisions, and that regardless of the nature of the work completed by Employee, Employee will not be acting for the company in the capacity as a legal advisor.  Any and all advice given the Company, it officers, directors and or related third parties, shall not be considered legal advice.  The company waives all rights and prospective causes of action against employee to proceed against Employee for any and all claims for malpractice and or any and all causes of action related to legal malpractice and/or giving legal advice.  Except that, Employee, at his discretion, and, after written notice to the Company, may serve as co-counsel on any litigation matter to which the Company is a party.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date and year first set forth above, at San Francisco, California.

Address For Notice Purposes:	“COMPANY”
4538 S. 140th Street Omaha, Nebraska 68137 with a copy to: Novian & Novian LLP 1801 Century Park East, Suite 1201 Los Angeles, California 90067 Attention: Farhad Novian, Esq.	GABRIEL TECHNOLOGIES, INC., a Delaware corporation /s/ Jack Manning By: Jack Manning Its: Authorized Signatory
/s/ John Hall By: John Hall Its: Authorized Signatory
Address For Notice Purposes: 273 Green street no. 6 San Francisco, California 94133	“EMPLOYEE” /s/ GEORGE TINGO GEORGE TINGO, an individual